Exhibit 16.1

June 12, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re:	Semilux International Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated June 12, 2025, of Semilux International Ltd. (“the Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

June 12, 2025